Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

MSCI Inc.

We consent to the incorporation by reference in this registration statement on Form S-4 of our report dated January 29, 2010, relating to the consolidated financial statements of MSCI Inc. and the effectiveness of MSCI Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of MSCI Inc. for the year ended November 30, 2009, and to the reference to us under the heading “Experts” in the proxy statement/prospectus, which is a part of such registration statement.

/s/ DELOITTE & TOUCHE LLP

New York, NY

April 2, 2010